EXHIBIT 11

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
          BALLARD MEDICAL PRODUCTS

          COMPUTATION OF INCOME PER COMMON SHARE AND
          COMMON EQUIVALENT SHARE FOR THE THREE YEARS
          ENDED SEPTEMBER 30, 1995


                        Cumulative    Period     Average         Net    Income
                            Shares      Out-      Shares       Income      Per
                                    Standing                             Share


          Primary
          income
          per
          share:

          1995      10,075,965,160       365  27,605,384  $20,415,191    $0.74

          1994       9,903,476,745       365  27,132,813   16,180,377     0.60

          1993       9,977,390,340       365  27,335,316   18,540,009     0.68

          Fully
          diluted
          income
          per
          share:

          1995      10,256,944,935       365  28,101,219  $20,415,191    $0.73

          1994       9,936,750,875       365  27,223,975   16,180,377     0.59

          1993       9,987,161,755       365  27,362,087   18,540,009     0.68

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